Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES EARNINGS FOR THE FIRST QUARTER ENDED DECEMBER 31, 2018

NEW YORK, NY, February 11, 2019 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced results today for its first quarter ended December 31, 2018.

ALJ is a holding company, whose primary assets are its subsidiaries Faneuil, Inc. (“Faneuil”), Floors-N-More, LLC, dba Carpets N' More (“Carpets”), and Phoenix Color Corp. (“Phoenix”).  Faneuil is a leading provider of call center services, back office operations, staffing services, and toll collection services to government and regulated commercial clients across the United States. Carpets is one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with two retail locations, as well as a stone and solid surface fabrication facility. Phoenix is a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

Investment Highlights – Three Months Ended December 31, 2018

Consolidated Results for ALJ

•

ALJ recognized consolidated net revenue of $93.8 million for the three months ended December 31, 2018, a decrease of $1.2 million, or 1.2%, compared to $95.0 million for the three months ended December 31, 2017.  The decrease was driven by lower sales volumes in cabinets, flooring, and granite at Carpets, partially offset by higher volumes and new contracts at Faneuil. ALJ recognized consolidated net revenue of $90.1 million for the three months ended September 30, 2018.

•

ALJ recognized net income of $0.7 million and income per share of $0.02 (diluted) for the three months ended December 31, 2018, compared to net loss of $5.3 million and loss per share of $0.14 (diluted) for the three months ended December 31, 2017.  Decreased net revenue was offset by reduced selling, general and administrative expenses that reflect the completion of combining manufacturing facilities at Phoenix and process improvements and cost reductions at Carpets, and decreased provision for income taxes.  Net loss for the three months ended December 31, 2017 reflects a one-time, non-cash deferred income tax expense of $4.1 million as a result of the Tax Cuts and Jobs Act of 2017.  Excluding such deferred income tax expense, ALJ recognized net loss of $1.2 million and loss per share of $0.03 (diluted) for the three months ended December 31, 2017.  ALJ recognized net income of $1.2 million and income per share of $0.03 (diluted) for the three months ended September 30, 2018.

•

ALJ recognized adjusted EBITDA of $8.6 million for the three months ended December 31, 2018, an increase of $2.0 million, or 30.6%, compared to $6.6 million for the three months ended December 31, 2017. The increase was driven by new contracts and volume increases at Faneuil, and process improvements and cost reductions at Carpets.  ALJ recognized adjusted EBITDA of $9.3 million for the three months ended September 30, 2018.

•

ALJ estimates consolidated net revenue for the three months ending March 31, 2019 to be in the range of $84.1 million to $93.5 million, compared to $95.1 million for the three months ended March 31, 2018.

Jess Ravich, Executive Chairman of ALJ, said, “We are pleased with our first quarter results that are consistent with our expectations and significantly above prior year.  Faneuil results reflect improving fundamentals from the acquired customer management outsourcing business, and additional volume from existing and new customer contract awards.  We expect this trend for Faneuil to continue throughout fiscal 2019 driven by new customer contract awards.  We continue to focus on increasing adjusted EBITDA and improving adjusted EBITDA margins in all of our businesses to generate shareholder value.”

	Three Months Ended December 31,
Amounts in thousands, except per share amounts	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Net revenue	$93,784	$94,954	$(1,170)	(1.2%)
Costs and expenses:
Cost of revenue	72,827	74,910	(2,083)	(2.8%)
Selling, general and administrative expense	17,466	19,538	(2,072)	(10.6%)
Disposal of assets and other gain	(223)	(207)	(16)	NM
Total operating expenses	90,070	94,241	(4,171)	(4.4%)
Operating income	3,714	713	3,001	420.9%
Other expense:
Interest expense, net	(2,715)	(2,660)	55	2.1%
Total other expense	(2,715)	(2,660)	55	2.1%
Income (loss) before income taxes	999	(1,947)	2,946	NM
Provision for income taxes	(288)	(3,371)	3,083	NM
Net income (loss)	$711	$(5,318)	$6,029	NM
Basic earnings (loss) per share of common stock	$0.02	$(0.14)	$0.16
Diluted earnings (loss) per share of common stock	$0.02	$(0.14)	$0.16
Weighted average shares of common stock outstanding:
Basic	38,047	37,577
Diluted	38,097	37,577

NM – Not meaningful

Results for Faneuil

Anna Van Buren, CEO of Faneuil, stated, “Faneuil’s first quarter results exceeded expectations driven by a successful open enrollment period for our healthcare exchange and new commercial healthcare clients.  Late in the quarter, call center operations commenced for our first pharmaceutical client and contract awards were announced to support a large travel/transportation company and a significant health savings account provider company.  Faneuil was also selected for a new long-term contract for one of our Health Benefit Exchange clients.  Our investment in technology and resources continues to improve efficiencies and drive new opportunities for growth.”

Faneuil recognized net revenue of $55.2 million for the three months ended December 31, 2018 compared to $51.5 million for the three months ended December 31, 2017.  Net revenue increased $3.7 million, or 7.2%.  Faneuil recognized net revenue of $44.9 million for the three months ended September 30, 2018.

Faneuil segment adjusted EBITDA was $4.9 million for the three months ended December 31, 2018 compared to $3.7 million for the three months ended December 31, 2017.  The three months ended December 31, 2018 was positively impacted by revenue recognized from new customer awards and increased volumes from existing customers.  Faneuil recognized segment adjusted EBITDA of $2.9 million for the three months ended September 30, 2018.

Faneuil estimates its net revenue for the three months ending March 31, 2019 to be in the range of $47.9 million to $53.2 million, compared to $48.0 million for the three months ended March 31, 2018.

Faneuil’s contract backlog expected to be realized within the next twelve months as of December 31, 2018 was $158.1 million compared to $97.8 million as of December 31, 2017 and $106.6 million as of September 30, 2018.  Faneuil’s total contract backlog as of December 31, 2018 was $301.4 million as compared to $274.6 million as of December 31, 2017 and $234.9 million as of September 30, 2018.

Results for Carpets

Steve Chesin, CEO of Carpets, stated, “We continue our focus on driving profitability in all areas. We did not bid on jobs that had insufficient margins and therefore sacrificed gross sales to improve profitability. In addition, over the past year we aligned our business to provide a better quality product and higher customer service than our peers in the Las Vegas market.”

Carpets recognized net revenue of $12.4 million for the three months ended December 31, 2018 compared to $16.7 million for the three months ended December 31, 2017.  Net revenue decreased $4.3 million, or 25.8%, which was primarily attributable to lower sales volumes from cabinets, flooring, and granite.  Carpets recognized net revenue of $15.1 million for the three months ended September 30, 2018.

Carpets recognized segment adjusted EBITDA of $0.2 million for the three months ended December 31, 2018 compared to segment adjusted EBITDA loss of ($0.7) million for the three months ended December 31, 2017. Segment adjusted EBITDA increased by $0.9 million due to process improvements and cost reductions.  Carpets recognized segment adjusted EBITDA of $0.8 million for the three months ended September 30, 2018.

Carpets estimates its net revenue for the three months ending March 31, 2019 to be in the range of $11.2 million to $12.5 million, compared to $18.7 million for the three months ended March 31, 2018.

Carpets’ total backlog as of December 31, 2018 was $11.6 million, all of which is expected to be fully realized within the next 12 months, compared to $17.3 million as of December 31, 2017 and $12.5 million as of September 30, 2018.

Results for Phoenix

Marc Reisch, CEO of Phoenix, stated, "The 2% decrease in our first quarter revenues was due to higher components sales offset by lower book sales and planned lower packaging sales. Segment adjusted EBITDA of $4.2 million was up slightly versus prior year as the benefit from significantly lower selling, general and administrative expenses was offset by lower revenues and modestly lower margin conversion on sales for the quarter.”

Phoenix recognized net revenue of $26.2 million for the three months ended December 31, 2018 compared to $26.8 million for the three months ended December 31, 2017. Net revenue decreased $0.6 million, or 2.3%.  Phoenix recognized net revenue of $30.1 million for the three months ended September 30, 2018.

Phoenix recognized segment adjusted EBITDA of $4.2 million for both the three months ended December 31, 2018 and 2017.  Phoenix recognized segment adjusted EBITDA of $6.4 million for the three months ended September 30, 2018.

Phoenix estimates its net revenue for the three months ending March 31, 2019 to be in the range of $25.0 million to $27.8 million as compared to $28.5 million for the three months ended March 31, 2018.

Phoenix contract backlog expected to be realized within the next twelve months as of December 31, 2018 was $70.8 million compared to $71.6 million as of December 31, 2017 and $62.8 million as of September 30, 2018.  Phoenix’s total contract backlog as of December 31, 2018 was $165.6 million as compared to $188.1 million as of December 31, 2017 and $137.2 million as of September 30, 2018.

Non-GAAP Financial Measures

In our earnings releases, prepared remarks, conference calls, presentations, and webcasts, we may present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We present adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of our company.  ALJ defines adjusted EBITDA as net income (loss) before depreciation and amortization, interest expense, litigation loss, restructuring expenses, lease payments in anticipation of facility shutdown, loan amendment fees, stock-based compensation, acquisition-related expenses, disposal of fixed assets and other gain, provision for income taxes, and other non-recurring items. Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Below are reconciliations of our net income (loss), the most directly comparable GAAP measure, to consolidated adjusted EBITDA:

	Three Months Ended December 31,
Amounts in thousands	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Net income (loss)	$711	$(5,318)	$6,029	113.4%
Depreciation and amortization	4,446	4,833	(387)	(8.0%)
Interest expense	2,715	2,660	55	2.1%
Loan amendment fees	201	—	201	NM
Lease payments in anticipation of facility shutdown	186	—	186	NM
Stock-based compensation	185	293	(108)	(36.9%)
Restructuring expenses	85	835	(750)	(89.8%)
Acquisition-related expenses	12	123	(111)	NM
Disposal of assets and other gain	(223)	(207)	(16)	NM
Provision for income taxes	288	3,371	(3,083)	NM
Consolidated Adjusted EBITDA	$8,606	$6,590	$2,016	30.6%

NM – Not meaningful

Supplemental Consolidated Financial Information - Segment Net Revenue, Segment Adjusted EBITDA, and Debt

	Three Months Ended December 31,
Amounts in thousands	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Net Revenue
Faneuil	$55,202	$51,474	$3,728	7.2%
Carpets	12,362	16,650	(4,288)	(25.8%)
Phoenix Color	26,220	26,830	(610)	(2.3%)
Total Net Revenue	$93,784	$94,954	$(1,170)	(1.2%)

Amounts in thousands	Three Months Ended December 31,
	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Segment Adjusted EBITDA
Faneuil	$4,946	$3,711	$1,235	33.3%
Carpets	160	(726)	886	122.0%
Phoenix Color	4,221	4,160	61	1.5%
Corporate	(721)	(555)	(166)	(29.9%)
Total Segment Adjusted EBITDA	$8,606	$6,590	$2,016	30.6%

As of December 31, 2018, and September 30, 2018, consolidated debt and consolidated net debt were comprised of the following (exclusive of deferred financing costs):

	December 31,	September 30,
Amounts in thousands	2018	2018
	(unaudited)
Term loan payable	$87,231	$84,974
Line of credit	15,607	8,739
Equipment financing agreement	4,060	—
Capital leases	6,525	7,336
Total debt	113,423	101,049

Cash	2,168	2,000
Net debt	$111,255	$99,049

Most of the increased borrowings under our line of credit in the recent quarter was in connection with the building out of three additional call centers for our Faneuil division.

As of December 31, 2018, ALJ was in compliance with all debt covenants.

	Financial Covenants Comparison
	December 31, 2018
	(actual)	(required)
Leverage Ratio	3.25	< 3.50
Fixed Charges Ratio	1.38	> 1.05

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of (i) Faneuil, Inc., a leading provider of outsourcing and co-sourced services to both commercial and government entities in the healthcare, utility, retail, toll and transportation industries, (ii) Floors-N-More, LLC, dba Carpets N' More, one of the largest floor covering retailers in Las Vegas and a provider of multiple finishing products for commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with two retail locations, and (iii) Phoenix Color Corp., a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

Forward-Looking Statements

ALJ’s first quarter ended December 31, 2018 earnings release and related communications contain forward-looking statements within the meaning of federal securities laws. Such statements include information regarding our expectations, goals or intentions regarding the future, including but not limited to statements about our financial projections and business growth, expected new customer contract awards and additional volume from existing customers for Faneuil, the impact of planned investments in technology and resources for Faneuil, process improvements and cost reductions implemented by Carpets, the planned volume reductions in packaging by Phoenix, any implication that any of the Company’s subsidiaries’ backlog is indicative of future operating results, and other statements including the words "will" and "expect" and similar expressions.  You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.